Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

February 23, 2005

Ladies and Gentlemen:

We have served as independent public accountants for Vail Banks, Inc. (the Company), and we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003. We have read the Company’s statements included under Item 4 of its Form 8-K dated February 23, 2005, and we agree with such Statements.

Very truly yours,

/s/ Dalby, Wendland & Co., P.C.

Dalby, Wendland & Co., P. C.

Grand Junction, Colorado